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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE



               KEY COMPONENTS ANNOUCES SALE TO ACTUANT CORPORATION


TARRYTOWN, N.Y. - NOVEMBER 18, 2004 - Key Components, LLC (CUSIP No. 9859Z US) ("Key Components", "KCLLC" or "the Company"), today announced the signing of a definitive agreement to sell its stock to Actuant Corporation (NYSE:ATU) in a transaction that is expected to close within the next 60 days.

Key Components is a leading manufacturer of custom-engineered essential componentry for application in a diverse array of end-use products. Operating through well known subsidiary companies with established brand names including Marinco, AFI, Guest Products, Turner Electric, Acme Electric, B.W. Elliott Mfg. and Gits Mfg. Co., the Company targets original equipment manufacturer markets where the Company believes its value-added engineering and manufacturing capabilities, along with its timely delivery, reliability, and customer service, enable it to differentiate the Company from its competitors and enhance profitability.

Actuant, headquartered in Milwaukee, Wisconsin, is a diversified industrial company with operations in over 20 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools. Products are offered under such established brand names as Dresco, Enerpac, Gardner Bender, Kopp, Kwikee, Milwaukee Cylinder, Nielsen Sessions, Power-Packer, Power Gear and Yvel.

CIBC World Markets is serving as exclusive financial advisor to Key Components, while Sonnenschein Nath & Rosenthal, LLP is providing legal advice to the Company on the transaction.


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Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's expectations and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among other things, risks associated with consumer acceptance of the Company's product lines, risks associated with the introduction of new applications, the impact of competitive products and pricing, changing economic conditions, and other risk factors detailed in documents filed by the Company with the Securities and Exchange Commission. Investors are encouraged to consider the risks detailed in those filings.

Key Components is an affiliate of Kelso & Company of New York, New York and Millbrook Capital Management, Inc. of Millbrook, New York, both investment firms specializing in acquisitions and management services.

FOR FURTHER INFORMATION, PLEASE CONTACT:
COMPANY:                                    INVESTOR RELATIONS:
Robert B. Kay                               Seema Brin
President                                   Lippert/Heilshorn & Associates
                                            (212) 838-3777
Keith A. McGowan
Chief Financial Officer
(914) 332-8088